THERMOGENESIS REPORTS THIRD QUARTER FISCAL 2013 RESULTS

REVENUES FROM CORE BUSINESS INCREASE $700,000 OR 19%

RANCHO CORDOVA, CA, May 14, 2013—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of enabling technologies for the processing, storage of stem cells and other biological tissues, today reported results for the third quarter and first nine months of fiscal 2013.

For the quarter ended March 31, 2013, the Company reported revenues of $4.9 million, comparable to revenues in the third quarter a year ago and compared to revenues of $4.8 million in the prior quarter.  ThermoGenesis reported a net loss of $1.1 million, or $0.07 per share, in the third quarter of 2013, versus a loss of $1.8 million, or $0.11 per share, in the same period a year ago.

In a separate press release last week, the Company announced it received registration approval for its AXP System used to concentrate stem cells from cord blood from China’s State Food and Drug Administration. With this approval, the Company will immediately initiate commercial distribution of the product in China, one of the world’s fastest growing cord blood markets.

“We were very pleased with our top line performance for the quarter as our core business revenues, which excludes the divested CryoSeal and ThermoLine product lines, increased more than $700,000 or 19% versus the third quarter a year ago.  This growth was driven by several factors, including an increase in sales of our AutoXpress® Platform (AXP) disposables and our manual bag sets. In addition, we benefited from increased disposable sales from our products used to prepare stem cell concentrates from bone marrow, due to increased sales in the quarter to our distributor, Celling Technologies”, said Matthew Plavan, Chief Executive Officer.

“This growth in our core revenues was important especially in light of the fact we have divested the CryoSeal and ThermoLine product lines, which accounted for $1 million in revenues a year ago.  These divestitures have also generated $3.5 million in cash, freed up internal resources and reduced operating costs,” he continued.

“In addition to the increase in our core revenues, we reduced our net loss by approximately $640,000.  We continued to successfully execute our cost management strategies during the quarter. Even with our significant bottom line improvement in the quarter, it should be noted that operating expenses included $619,000 in costs related to litigation and certain strategic initiatives.

“A key event during the quarter was the addition of Crioestaminal, a leading cord blood stem cell bank in Portugal, as a customer for our AXP System. They are a major European cord blood bank and we are replacing a competitor’s automated system there. This customer win demonstrates the value of our integrated distribution strategy in Europe and we hope to announce other new customers in the region in the near future,” Plavan noted.

“We were also pleased to have Dan Bessey join ThermoGenesis as our Chief Financial Officer during the quarter. Dan brings more than 20 years of finance and accounting experience, with strong expertise in operations, strategic planning and M&A. In his short time here, he has made important contributions to the Company,” Plavan said.

The Company ended the quarter with $7.5 million in cash, comparable to its cash balance at the end of the second quarter of fiscal 2013 as compared to $7.9 million at the end of fiscal 2012. The Company’s backlog at the end of the third quarter was approximately $500,000.

For the first nine months of fiscal 2013, the Company reported revenues of $13.8 million versus revenues of $14.5 million in the same period a year ago. The Company reported a net loss of $689,000, or $0.04 per share, in the first nine months of 2013, compared with a net loss of $4.2 million, or $0.26 per share, in the same period a year ago. The results for the first nine months of 2013 included a gain on sale of $2.2 million related to the sale of the CryoSeal and ThermoLine product lines.

Conference Call and Webcast

Management will hold a conference call today at 2 p.m., Pacific (5 p.m., Eastern) to review the third quarter fiscal 2013 results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://www.thermogenesis.com/company/investor-relations/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the separation, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•
The Res-QTM 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2013, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2013.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

THERMOGENESIS CORP. Condensed Consolidated Balance Sheets (Unaudited)
	March 31, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$7,521,000	$7,879,000
Accounts receivable, net	4,942,000	4,558,000
Inventories	4,341,000	6,290,000
Other current assets	338,000	338,000

Total current assets	17,142,000	19,065,000

Equipment	1,996,000	1,652,000
Intangible asset	202,000	315,000
Other assets	48,000	48,000

	$19,388,000	$21,080,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,416,000	$2,772,000
Other current liabilities	2,322,000	2,259,000

Total current liabilities	3,738,000	5,031,000

Long-term liabilities	85,000	151,000

Stockholders’ equity	15,565,000	15,898,000

	$19,388,000	$21,080,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net revenues	$4,892,000	$4,908,000	$13,816,000	$14,542,000

Cost of revenues	3,218,000	3,727,000	8,540,000	9,658,000

Gross profit	1,674,000	1,181,000	5,276,000	4,884,000

Expenses:
Sales and marketing	733,000	712,000	2,124,000	1,958,000

Research and development	658,000	959,000	2,210,000	2,919,000

General and administration	1,565,000	1,272,000	3,790,000	4,333,000

Gain on sale of product lines	(161,000)	--	(2,161,000)	--

Total operating expenses	2,795,000	2,943,000	5,963,000	9,210,000

Interest and other income (expense), net	--	--	(2,000)	78,000

Net loss	($1,121,000)	($1,762,000)	($689,000)	($4,248,000)

Basic and diluted net loss per common share	($0.07)	($0.11)	($0.04)	($0.26)

Shares used in computing per share data	16,526,232	16,406,366	16,521,462	16,382,477

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	($689,000)	($4,248,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	400,000	388,000
Stock based compensation expense	410,000	651,000
Loss on disposal of equipment	7,000	--
Gain on sale of product lines	(2,161,000)	--

Net change in operating assets and liabilities:
Accounts receivable, net	(384,000)	(871,000)
Inventories	994,000	20,000
Prepaid expenses and current assets	--	189,000
Other assets	--	1,000
Accounts payable	(1,071,000)	131,000
Accrued payroll and related expenses	(17,000)	463,000
Deferred revenue	(51,000)	71,000
Other liabilities	65,000	(59,000)
Net cash used in operating activities	(2,497,000)	(3,264,000)

Cash flows from investing activities:
Capital expenditures	(342,000)	(534,000)
Proceeds from sale of product lines	2,535,000	--
Net cash (used in)/provided by investing activities:	2,193,000	(534,000)

Cash flows from financing activities:
Repurchase of common stock	(54,000)	--
Net cash used in financing activities	(54,000)	--
Net decrease in cash and cash equivalents	(358,000)	(3,798,000)

Cash and cash equivalents at beginning of period	7,879,000	12,309,000
Cash and cash equivalents at end of period	$7,521,000	$8,511,000